FORM 8-A

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                            THE PENN TRAFFIC COMPANY
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             (Exact name of registrant as specified in its charter)


     Delaware                                          25-0716800
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(State of incorporation                                (I.R.S. Employer
or organization)                                       Identification No.)

  1200 State Fair Boulevard
     Syracuse, New York                                13221
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(Address of principal executive offices)               (Zip Code)


     Securities to be registered pursuant to Section 12(b) of the Act: None


     If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. [ ]

     If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. [ ]

        Securities to be registered pursuant to Section 12(g) of the Act:

                        Warrants to purchase common stock
                            par value $.01 per share


                                     Page 1
                       This document consists of 4 pages.
           The exhibit index is contained on page 4 of this document.

Item 1.  Description of Registrant's Securities to be Registered.

                  In connection with the effectiveness of The Joint Plan of Reorganization of The Penn Traffic Company (the "Company") and certain of its subsidiaries (the "Plan"), the Company will be issuing six-year warrants (the "Warrants") to purchase 1,000,000 shares of common stock, par value $.01 per share (the "Common Stock").

                  The Warrants will be exercisable immediately upon their date of issuance. The Warrants will have an initial exercise price of $18.30 per share (the "Exercise Price"), subject to certain adjustments and anti-dilution protections briefly discussed below and more fully set forth in the form of Warrant Agreement, dated as of June 29, 1999, between the Company and Harris Trust and Savings Bank (the "Warrant Agreement") upon effectiveness of the Plan. The Warrants may be exercised in whole or in part, at any time and from time to time until the sixth anniversary of their date of issuance (the "Expiration Date"). The Warrants will cease to be exercisable, terminate and become void on the Expiration Date, and all rights under the Warrants and the Warrant Agreement will cease at that time.

                  Under the Warrant Agreement, the Exercise Price, the number of shares covered by each Warrant and the number of Warrants outstanding are subject to adjustment from time to time as a result of the Company, among other things, (i) declaring a dividend on shares of Common Stock payable in shares of any class of capital stock of the Company, (ii) subdividing the outstanding shares of Common Stock into a greater number of shares of Common Stock, (iii) combining the outstanding shares of Common Stock into a smaller number of shares, (iv) issuing any shares of capital stock in a reclassification of shares of the Common Stock, (v) fixing a record date for the issuance of rights, options, or warrants to all holders of Common Stock at an exercise price that is less than the then current market price for the Common Stock, (vi) fixing a record date for the making of a dividend or distribution to all holders of Common Stock of any evidences of indebtedness or assets or subscription rights or warrants, or (vii) consummating a tender offer for or otherwise repurchasing or redeeming Common Stock.

                  The warrant agent for the Warrants is Harris Trust and Savings Bank.

                  The foregoing is only a summary of significant terms and provisions of the Warrants and as such is qualified in its entirety by reference to the Warrant Agreement, a copy of which is attached hereto as Exhibit 1.

Item 2.  Exhibits.

         The following exhibits are filed as part of this Registration Statement on Form 8-A:

         1. Warrant Agreement dated as of June 29, 1999, between The Penn Traffic Company and Harris Trust and Savings Bank, as warrant agent.


                                    SIGNATURE

                  Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                        THE PENN TRAFFIC COMPANY


                                        By   /s/ Martin A. Fox
                                             ---------------------
Date:  June 29, 1999                         Martin A. Fox
                                             Vice Chairman-Finance

                                INDEX TO EXHIBITS

                                                                 Sequentially
Exhibit                                                            Numbered
Number                   Exhibit                                     Page
------                   -------                                     ----

  1.                     Warrant Agreement dated as of June 29,
                         1999, between The Penn Traffic Company
                         and Harris Trust and Savings Bank, as
                         warrant agent.